UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

January 23, 2014
Date of Report (date of earliest event reported)

MICRON TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-10658	75-1618004
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8000 South Federal Way
Boise, Idaho 83716-9632
(Address of principal executive offices)

(208) 368-4000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Company’s Fiscal 2013 Annual Meeting of Shareholders was held on January 23, 2014.  At the meeting, the following proposals were submitted to a vote of the shareholders:

Proposal 1

The following nominees for Directors were elected.  Each person elected as a Director will serve until the next annual meeting of shareholders or until such person’s successor is elected and qualified.

Name of Nominee	For	Against	Abstain

Robert L. Bailey	787,100,408	2,464,677	734,867
Richard M. Beyer	775,449,636	14,069,613	780,703
Patrick J. Byrne	775,497,683	14,063,923	738,346
D. Mark Durcan	787,208,905	2,410,379	680,668
Warren East	783,189,792	6,361,152	749,008
Mercedes Johnson	787,106,917	2,419,386	773,649
Lawrence N. Mondry	775,357,620	14,164,544	777,788
Robert E. Switz	785,715,900	3,735,121	848,931

Proposal 2

The proposal by the Company to approve the Amended and Restated 2007 Equity Incentive Plan and increase the shares reserved for issuance thereunder by 45,000,000 was approved with 716,694,664 votes in favor, 72,774,464 votes against, and 830,824 abstentions.

Proposal 3

The proposal by the Company to approve the Amended and Restated 2004 Equity Incentive Plan to provide that future stock options and stock appreciation rights granted under the plan may have a maximum term of 8 years (instead of 6 years) was approved with 760,545,782 votes in favor, 28,959,419 votes against, and 794,751 abstentions.

Proposal 4

The ratification of the appointment of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the fiscal year ending August 28, 2014, was approved with 885,809,304 votes in favor, 12,388,834 votes against, and 1,142,049 abstentions.

Proposal 5

The proposal by the Company to approve a non-binding resolution to approve the compensation of our Named Executive Officers was approved with 755,681,874 votes in favor, 33,409,494 votes against, and 1,208,584 abstentions.

Item 8.01.	Other Events.

Note Repurchases.

From January 17 through January 23, 2014, in privately-negotiated transactions, the Company repurchased approximately $26 million in aggregate principal amount of its 1.875% Convertible Senior Notes due 2031 (the “2031B Notes”) for $65 million in cash, approximately $100 million in aggregate principal amount of its 2.375% Convertible Senior Notes due 2032 (the “2032C Notes”) for $249 million in cash and approximately $38 million in aggregate principal amount of its 3.125% Convertible Senior Notes due 2032 (the “2032D Notes”) for $93 million in cash.  The Company anticipates that the closings of these repurchases will be completed by January 28, 2014.

Following the closings of these repurchases, the Company estimates that approximately $114 million in aggregate principal amount of 2031B Notes, approximately $451 million in aggregate principal amount of 2032C Notes, and approximately $412 million in aggregate principal amount of 2032D Notes will remain outstanding.  The Company expects to record a charge in the second quarter of fiscal 2014 of approximately $10 million associated with the repurchases of the notes.

Related Press Release.

On January 27, 2014, the Company issued a press release with respect to the transactions described above. A copy of this press release is furnished as Exhibit 99.1 hereto.

This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

This report contains forward-looking statements regarding the amount of the second quarter charge to be recorded.  Actual events or results may differ materially from those contained in the forward-looking statements.  Please refer to the documents Micron files on a consolidated basis from time to time with the Securities and Exchange Commission, specifically Micron's most recent Form 10-K and Form 10-Q.  These documents contain and identify important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in our forward-looking statements (see Certain Factors).  Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued on January 27, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRON TECHNOLOGY, INC.

Date:	January 27, 2014	By:	/s/ Ronald C. Foster
		Name:	Ronald C. Foster
		Title:	Chief Financial Officer and Vice President of Finance

INDEX TO EXHIBITS FILED WITH
THE CURRENT REPORT ON FORM 8-K DATED JANUARY 23, 2014

Exhibit No.	Description

99.1	Press Release issued on January 27, 2014